As filed with the Securities and Exchange Commission on October 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AIT THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-3812456
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

825 East Gate Boulevard, Suite 320 Garden City, NY 11530	10528
(Address of principal executive offices)	(Zip Code)

Amended and Restated 2013 Equity Incentive Plan

(Full title of the plans)

Steven Lisi Chief Executive Officer 825 East Gate Boulevard, Suite 320 Garden City, NY 11530 (516) 665-8200 (Name, address and telephone number of agent for service)	Copy to: Gregory Sichenzia, Esq. Kimberly Boler, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, NY 10036 (212) 930-970

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer”, “small reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

		Emerging growth company	[X]

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001	467,971	(2)	$4.17	(3)	$1,951,439	$236.51
Common Stock, par value $0.0001	927,000	(4)	$4.25	(3)	$3,939,750	$477.50
Common Stock, par value $0.0001	105,029	(5)	4.15	(6)	$435,870	$52.83
Total	1,500,000				$6,327,059	$766.84

1.	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that become issuable under the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Plan”) of AIT Therapeutics, Inc. (the “Company”) by reason of any stock split, stock dividend, recapitalization or any other similar transaction.

2.	Represents shares of common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to stock option awards outstanding under the Plan, including 100,000 shares issuable to Amir Avniel, our President, Chief Operating Officer and a Director, 100,000 shares issuable to Adam Newman, our General Counsel, and 64,476 shares issuable to David Grossman, our Secretary and a Director.

3.	Estimated pursuant to Rule 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon a weighted average of the exercise prices of outstanding options previously granted.

4.	Represents shares of common stock, par value of $0.0001 per share (the “Common Stock”), issuable pursuant to stock option awards outstanding under the Plan, including 400,000 shares issuable to Steve Lisi, out Chief Executive Officer and a Director, 250,000 shares issuable to Amir Avniel, our President, Chief Operating Officer and a Director, 150,000 shares issuable to Adam Newman, our General Counsel, , our Secretary, 25,000 shares issuable to Erick Lucera, a Director, and 25,000 shares issuable to Yoori Lee, a Director

5.	Represents shares of common stock reserved for future issuance pursuant to the Plan.

6.	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) promulgated under the Securities Act utilizing a fixed price of $4.15 per share, representing the average of the high and low prices of the Common Stock as quoted on the OTCQB on October 2, 2018 and is not a representation as to any actual proposed price.

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EXPLANATORY STATEMENT

This Registration Statement on Form S-8 is being filed by AIT Therapeutics, Inc., a Delaware corporation (the “Registrant”), in order to register 1,500,000 shares of common stock of the Registrant under the AIT Therapeutics, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Plan”). In addition, this Registration Statement contains a reoffer prospectus in accordance with Part I on Form S-3 relating to 1,500,000 shares of our common stock, issuable or issued upon exercise of options under the Plan. This reoffer prospectus may be used for reoffer and resales of restricted securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to the Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, and the Note to Part I of Form S-8 will be delivered to each of the participants in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), but these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus) and other documents required to be delivered to eligible employers, non-employee directors and consultants pursuant to Rule 428(b) are available without charge by contacting: Adam Newman, General Counsel, AIT Therapeutics, Inc., 825 East Gate Boulevard, Suite 320, Garden City, NY 11530 at (516) 665-8200.

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PROSPECTUS

1,500,000 Shares

AIT Therapeutics, Inc.

Common Stock

This reoffer prospectus relates to the public resale, from time to time, of an aggregate of 1,500,000 shares (the “Shares”) of our common stock, $0.0001 par value per share (the “Common Stock”), by certain security holders identified herein in the section entitled ‘‘Selling Stockholders”. The amount of Shares to be reoffered or resold by means of this prospectus by each Selling Stockholder, and any other person with whom such Selling Stockholder is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) of the Securities Act of 1933, as amended (the “Securities Act”). Such shares have been or may be acquired in connection with awards granted under the Amended and Restated 2013 Equity Stock Incentive Plan (the “Plan”) of AIT Therapeutics, Inc. (the “Company”). You should read this prospectus carefully before you invest in the Common Stock.

Such resales shall take place on the OTCQB Tier of the OTC Markets, or such other stock market or exchange on which our common stock may be listed or quoted, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated (see “Plan of Distribution” starting on page 39 of this prospectus). We will receive no part of the proceeds from sales made under this reoffer prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

This reoffer prospectus has been prepared for the purposes of registering the Shares under the Securities Act to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction. We have not entered into any underwriting arrangements in connection with the sale of the Shares covered by this reoffer prospectus. The Selling Stockholders identified in this reoffer prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the Shares covered by this reoffer prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 29 of this reoffer prospectus. These are speculative securities.

Our common stock is quoted on the OTCQB under the symbol “AITB” and the last reported sale price of our common stock on October 2, 2018 was $4.15 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October 4, 2018

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TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this Prospectus. We encourage you to read the entire Prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements”. Forward-looking statements include statements about our expectations, beliefs or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

Risks and uncertainties, the occurrence of which could adversely affect our business, include, without limitation, the following:

●	We have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future. We are a clinical-stage company with no approved products, and have generated no revenue to date and may never generate revenue or achieve profitability.

●	It is highly likely that we will need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

●	We are heavily dependent on the success of our product candidates, which are in the early stages of clinical development. We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

●	The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

●	Clinical drug and medical device development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results.

●	We are working on NTM Abscessus in patients with CF, which is very rare.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, investors should review the risks described in this Prospectus and those incorporated by reference into this Prospectus, including those risks contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, as updated by our subsequent filings under the Exchange Act. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we filed this Prospectus.

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SUMMARY

This summary contains basic information about us, our Common Stock and this offering. It highlights selected information contained in or incorporated by reference in this Prospectus. Because this is a summary, it does not contain all of the information that you should consider before investing in the Common Stock. Before making an investment decision, you should read carefully this entire Prospectus, including the section entitled “Risk Factors,” our financial statements and the accompanying notes to the financial statements and the other documents incorporated by reference into this Prospectus.

AIT Therapeutics, Inc.

Overview

We are an emerging medical device company developing a nitric oxide (NO) delivery system, or the AIT NO Delivery System, that is capable of generating NO from ambient air. The AIT NO Delivery System can generate up to 400 parts per million (ppm) for delivery to a patient’s lung. The AIT NO Delivery System can deliver NO either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. We believe that there is a high unmet medical need for patients suffering from certain severe lung infections for which our system can be used. Our current product candidates, if approved, will be marketed as medical devices and will be subject to premarket reviews and approvals by the U.S. Food and Drug Administration, or the FDA.

In contrast to approved NO delivery systems, our novel AIT NO Delivery System is designed to deliver not only low concentrations of NO, but also high concentrations of NO to the lungs, which we believe has the potential to eliminate microbial infections, including bacteria, fungi and viruses. Current FDA approved NO delivery systems are approved for persistent pulmonary hypertension of the newborn, or PPHN, which requires a NO concentration of 20 ppm and is not intended to treat microbial infections. The body produces NO naturally as an innate immunity mechanism. Based on our clinical studies, we believe that 160 ppm is the minimum therapeutic dose to achieve the desired pulmonary antimicrobial effect of NO. To date, the FDA has not approved any NO formulation and/or delivery system for the delivery of 160 ppm or higher to the lungs.

We were incorporated in Delaware on April 28, 2015 under the name “KokiCare, Inc.” and operated as a healthcare software company prior to the Merger (as defined below). Concurrent with the closing of the Merger, we abandoned our pre-Merger business plan in the healthcare software industry and we are now solely pursuing our business in the medical device industry, which we conduct, almost exclusively, through our wholly-owned Israeli subsidiary, AIT Ltd. AIT Ltd. was incorporated in Rehovot, Israel, under the laws of the State of Israel on May 1, 2011.

The Merger and Reverse Acquisition

On December 29, 2016, we entered into an Agreement and Plan of Merger, which, as amended, we refer to as the Merger Agreement, together with Red Maple Ltd., or Merger Sub, a wholly owned subsidiary of KokiCare, Inc., , and Advanced Inhalation Therapies (AIT) Ltd., or AIT Ltd. The Merger Agreement provided for (i) the merger of Merger Sub with and into AIT Ltd. pursuant to the laws of the State of Israel, referred to as the Israeli Merger, and (ii) the conversion of the ordinary shares and other outstanding securities of AIT Ltd. into the right to receive shares and other applicable securities of KokiCare, Inc., with AIT Ltd. surviving as our wholly owned subsidiary, which we refer to as the Merger. The Israeli Merger became effective on December 29, 2016 and the Merger closed on January 13, 2017.

Prior to consummation of the Merger, effective as of January 9, 2017, we amended and restated our Certificate of Incorporation to (i) change our name from “KokiCare, Inc.” to “AIT Therapeutics, Inc.”, (ii) increase our capitalization to provide for the issuance of up to 100,000,000 shares of common stock and up to 10,000,000 shares of preferred stock, par value $0.0001 per share; and (iii) effect a one-for-100 reverse stock split of our common stock. On January 9, 2017, our Board of Directors declared a $2.50 per share cash dividend to our stockholders of record as of January 9, 2017, and we repurchased 90,000 shares of common stock (on a post-reverse stock split basis) at a price of $0.2667 per share from our principal stockholder, Jason Lane.

The Merger was accounted for as a reverse merger and recapitalization. AIT Ltd. is the acquirer for financial reporting purposes, and we are the acquired company.

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Business Overview

We are an emerging medical device company developing our AIT NO Delivery System, which is capable of generating NO from ambient air. The AIT NO Delivery System can generate NO up to 400 ppm for delivery to a patient’s lung. The AIT NO Delivery System can deliver NO either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. We believe the AIT NO System can be used to treat patients on a ventilator that require NO, as well as patients with chronic lung disease or acute severe lung infections via delivery through a breathing mask. Furthermore, we believe that there is a high unmet medical need for patients suffering from certain severe lung infections that our AIT NO Delivery System can potentially address. Our initial areas of focus are PPHN, bronchiolitis and nontuberculous mycobacteria, or NTM,. Our current product candidates, if approved, will be marketed as medical devices and will be subject to premarket reviews and approvals by the FDA.

With respect to PPHN, our novel AIT NO Delivery System is designed to deliver a dosage of NO to the lungs that is consistent with current guidelines for delivery of 20 ppm NO with a range of 0.5 ppm – 80 ppm (low-concentration NO). We believe our AIT NO Delivery System has many competitive advantages over the current approved NO delivery systems in the United States, European Union, Japan and other markets. For example, our AIT NO Delivery System does not require the use of a high-pressure cylinder, utilizes less space than other similar devices, does not require cumbersome purging procedures and places less burden on hospital staff in carrying out safety procedures.

Our novel AIT NO Delivery System can also deliver a high dosage of NO to the lungs, which we believe has the potential to eliminate microbial infections, including bacteria, fungi and viruses. We believe current FDA approved NO vasodilation treatments would have limited success in treating microbial infections given the low concentrations of NO being delivered . Given that NO is produced naturally by the body as an innate immunity mechanism at a concentration of 200 ppm, supplemental high dose NO should aid in the body’s fight against infection. Based on our clinical studies, we believe that 160 ppm is the minimum therapeutic dose to achieve the desired pulmonary antimicrobial effect of NO. To date, the FDA has not approved any NO formulation and/or delivery system for the delivery of a dosage of 160 ppm or higher to the lungs.

To date, we have conducted the following studies:

Date	Study	Indication	Primary	Results

2011	Phase 1 Safety (n=10)	All comers	Safety	No SAEs

2013 - 2014	Phase 2 double blind randomized (n=43)	Bronchiolitis (all causes)	Safety & Efficacy	No SAEs Length of hospital stay reduced by 24 hours in hospitalized infants

2013 - 2014	Phase 2 open label (n=9)	Cystic Fibrosis (CF)	Safety & Efficacy	No SAEs Lowered bacterial load

2016	Compassionate use Israel (n=2)	Nontuberculous Mycobacteria(NTM) in CF patients	Efficacy	No SAEs Improvements in clinical and surrogate endpoints

2017	Compassionate use National Institute of Health (n=1)	NTM in CF patient	Efficacy	No SAEs Improvements in clinical endpoints

2017	Pilot open label (N=9)	Refractory NTM abscessus	Safety	No SAEs Dosing complete, data pending

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Our active pipeline of product candidates is shown in the table below:

Product	Indication	Development Status	Further Information
AIT-PH (Pulmonary Hypertension)	In-Hospital Use	Commercial system in development	Regulatory filings expected ~year end 2018

AIT-BRO (Bronchiolitis)	Bronchiolitis in Infants (elderly to follow)	94 patient study ongoing	Data expected in 2Q18

AIT-NTM (Nontuberculous Mycobacteria)	Mycobacterium Abscessus Complex (MABSC)	9 patient pilot study dosing complete	Meet with FDA by mid-year to discuss potential pivotal trial design

We plan to submit a 510(k) premarket notification to the FDA in the fourth quarter of 2018 for the use of AIT NO Delivery System in PPHN. We also expect to make certain regulatory filings outside of the United States beginning in 2019. According to the year-end report from Mallinckrodt Pharmaceuticals, aggregate sales of low concentration NO in the United States was $505 million in 2017. Sales outside of the United States are considerably lower than the US figure.

With respect to bronchiolitis, we expect to initiate a pivotal trial for infants hospitalized due to bronchiolitis in the fourth quarter of 2018 or the fourth quarter of 2019 depending on our ability, along with clinical trial sites, to adequately prepare for the 2018 start. The trial would last approximately 6 months after initiation. If the trial is successful, we would submit a premarket approval or PMA to the FDA about 6 months after trial completion. Regulatory filings outside of the United States would begin after our review process is completed in the United States.

Our NTM program has produced data from three compassionate use subjects and patients form a multi-center pilot study completed earlier this year. All patients suffered from NTM Abscessus infection and had underlying cystic fibrosis (CF). One compassion patient was treated with our NO generator based delivery system at the National Heart, Lung and Blood Institute (NHLBI). The rest were treated with our NO cylinder based delivery system at 160 ppm NO for with intermittent 30 minute dosing over 21 days. We expect to meet with the FDA during the second quarter of 2018 to discuss a pivotal trial design for the use of the AIT NO Delivery System (generator based) for patient suffering from the effects of NTM and potentially other serious, chronic, refractory lung infections.

For our high concentration platform, the initial target is lower respiratory tract infections, or LRTI. Our initial two target indications, infants hospitalized due to bronchiolitis (mainly caused by RSV) and patients suffering from NTM abscessus and other severe, chronic, refractory infections. There are over 1.5 million hospitalizations related to LRTI annually in the United States, and LRTI is the third leading cause of death worldwide.

NTM abscessus lung infection is a rare and serious pulmonary disease associated with increased morbidity and mortality. There is an increasing rate of lung disease caused by NTM, which is an emerging public health concern worldwide. There are approximately 50,000 patients diagnosed with NTM in the United States, and there are an estimated additional 100,000 patients in the United States that have not yet been diagnosed. In Asia, the number of patients suffering from NTM surpasses what is seen in the United States. The abscessus form of NTM comprises approximately 25% of all NTM.

Patients with NTM lung disease may experience a multitude of symptoms such as fever, weight loss, cough, lack of appetite, night sweats, blood in the sputum and fatigue. Patients with NTM lung disease, specifically abscessus, frequently require lengthy and repeated hospital stays to manage their condition. There are no treatments specifically indicated for the treatment of NTM lung disease in North America, Europe or Japan. Current guideline-based approaches to treat NTM lung disease involve multi-drug regimens of anti-biotics that may cause severe, long lasting side effects, and treatment can be as long as two years or more. The prevalence of human disease attributable to NTM has increased over the past two decades. In a study conducted between 1997 and 2007, researchers found that the prevalence of NTM in the United States is increasing at approximately 8% per year and that NTM patients on Medicare over the age of 65 are 40% more likely to die over the period of the study than those who did not have the disease (Adjemian et al., 2012). A 2015 publication from co-authors from several U.S. government departments stated that prior year statistics led to a projected 181,037 national annual cases in 2014 costing the U.S. healthcare system approximately $1.7 billion (Strollo et al., 2015).

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Over 150 million new cases of bronchiolitis are reported worldwide each year. In the United States, there are more than 100,000 annual bronchiolitis hospitalizations among children two years of age or younger.

Currently, there is no approved treatment for bronchiolitis. The treatment for acute viral lung infections that cause bronchiolitis in infants is largely supportive care, and is based primarily on prolonged hospitalization during which the infant receives a constant flow of oxygen to treat hypoxemia, a reduced concentration of oxygen in the blood. In addition, systemic steroids and inhalation with bronchodilators are sometimes utilized until recovery, but we believe these treatments do not successfully eliminate microbes and reduce hospital length of stay.

We believe, based on the currently understood mechanisms of action of NO, that our AIT NO Delivery System can deliver NO at 160 ppm and higher to potentially eliminate bacteria, viruses, fungi and other microbes from the lungs and may also be effective against antibiotic-resistant bacteria. Because our product candidates are not antibiotics, we believe there is a reduced risk of the development of resistant bacteria and there could be synergy with co-administration of antibiotics.

In addition, our NO Delivery System can deliver NO at concentrations of 1 – 80 ppm consistent with currently approved NO delivery systems for the treatment of PPHN while providing significant advantages associated with the elimination of the use of high-pressure cylinders.

We have a broad intellectual property portfolio directed to our product candidates and mode of delivery, monitoring parameters and methods of treating specific disease indications. Our intellectual property portfolio consists of seven issued patents and their continuations and foreign counterparts, which we have obtained through a non-exclusive worldwide license from SensorMedics Corporation, a subsidiary of CareFusion, 17 issued patents which we acquired pursuant to the exercise of an option in 2017 granted to us by Pulmonox Technologies Corporation (“Pulmonox”) and 22 patent applications developed by us internally. Eight of the Pulmonox patents that we acquired are jointly owned by CareFusion and Pulmonox, five of which are covered by our non-exclusive license with CareFusion. Our royalty and other license obligations to CareFusion with respect to these five patents will remain in effect as long as our CareFusion license remains in effect. In January 2018, we entered into a global, exclusive, transferable license to the eNOGenerator and all associated patents from NitricGen, Inc., or NitricGen.

Background and Mechanism of Action

NO is recognized as a vital molecule involved in many physiological and pathological processes. NO is naturally produced by the body’s immune system to provide a first line of defense against invading pathogens. It is a powerful molecule with a short half-life of a few seconds in the blood, enabling it to be cleared rapidly from the body. NO has been shown to play a critical role in the function of several body systems. For example, as vasodilator of smooth muscles, NO enhances blood flow and circulation. In addition, NO is involved in regulation of a wound healing and immune responses to infection. The pharmacology, toxicity and other data for NO in humans is generally well known, and its use has been approved by the FDA as a vasodilator. The precise effect of inhaled NO is dependent on concentration, oxidation state and type of pathogen.

NO has multiple immunoregulatory and antimicrobial functions that are likely to be of relevance to inhaled NO therapy. In vitro studies suggest that NO possesses anti-microbial activity against common bacteria, gram positive and gram negative, as well as mycobacteria, fungi, yeast, parasites and helminthes. It has the potential to eliminate multi-drug resistant strains of the above. Anti-viral activity covers respiratory viruses such as influenza, corona viruses, RSV and others. In healthy humans, NO has been shown to stimulate muccocilary clearance, and low levels of nasal NO correlate with impaired muccociliary function in the human upper airway. Unlike other inhaled drugs, NO is also a smooth muscle relaxant and avoids the concomitant bronchial constriction often associated with inhaled antibiotics and muccolytics. In addition to treating CF infections, this suggests that NO may be useful in directly treating the mucus caused by CF, which is the principal manifestation of the disease.

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Nitric Oxide and Infection

NO possesses broad-spectrum anti-microbial activity acting against bacteria, fungi and viruses. NO is produced at high output as part of the innate immune response. NO and its by-products (for example, reactive nitrogen species, or RNS) are responsible for the process of killing microorganisms within white blood cells called macrophages and in organs such as the lungs and other mucolytic tissues.

More than a decade ago, several research groups showed that NO and RNS possess anti-viral activity and affect several viruses including coxsackievirus, or CVB, RSV, influenza, severe acute respiratory syndrome, or SARS, coronavirus, rhinovirus, herpes simplex virus, or HSV, Epstein-Barr virus, or EBV, and others. NO has also been shown to be useful in preventing bacterial growth on surfaces.

Continuous exposure to 160 ppm NO and above, especially in the lungs, may have side effects and cause damage to host cells. Intermittent exposure to NO in cycles retains NO anti-microbial activity both in vitro and in animal model of infection. Exposure of bacteria to concomitant 30-minute treatments with 160 ppm NO resulted in a significant reduction in bacterial load. A similar dose has been shown to reduce viruses (common influenza) by 30-100% in a canine kidney infection model. In vivo, in a pneumonia model in rats, inhaled 160 ppm NO, for 30 minutes, every 4 hours, resulted in significant reduction in bacteria counts in the lungs, without affecting the body’s defense mechanisms, and without any other adverse effect. In addition, we believe a daily dose of 160 ppm of NO can treat bovine respiratory disease (“BRD”) in cattle.

Importantly, several studies report synergy between NO and antibiotic drugs. Adjunctive treatment combining NO together with inhaled tobramycin antibiotics or other anti-microbial agents has been shown to greatly enhance the efficacy of the antibiotics in dispersing P. aeruginosa biofilms and to increase their ability to elicit anti-microbial activity. These studies suggest that adjuvant treatment combining NO with antibiotics might have a beneficial role by reducing bacterial infectivity, and therefore reduce the dependency on antibiotics.

AIT Technology

We have developed the AIT NO Delivery System, a novel and precise delivery system that uses NO generated from ambient air with a novel NO generator. We believe our system provides continuous monitoring and control of the gaseous content administered during intermittent and continuous NO inhalation treatments, as well as a precise and reliable monitoring system that is able to monitor patient status and alert medical staff to any adverse effects.

Our novel AIT NO Delivery System is designed to provide patients with a gaseous dose of NO (ranging from 1 ppm up to 400 ppm) combined with ambient air. The gaseous blend is supplied to the patient via a ventilator for concentrations up to 80 ppm and a face mask for concentrations of 160 ppm and higher. Our AIT NO Delivery System is designed to minimize the time that NO is mixed with oxygen and air. The system is also designed to continuously monitor inhaled NO concentration, NO 2 concentration, methemoglobin and the fraction of inspired oxygen, or FiO 2, blood oxygen saturation and heart rate, all of which are important parameters .. A dedicated screen allows for monitoring of the gas mixture and the patient’s vital signs. Further, our product candidates resemble other inhalation systems, making it user friendly, with operation and maintenance that we believe will be familiar to medical staff. Our novel delivery system for use with a mask has been manufactured at commercial scale with a contract manufacturer.

Our novel NO delivery system, when programmed for lung infections, is designed to specifically deliver a NO dosage of 160 ppm and higher, and we believe that it has a number of advantages over other NO formulation delivery systems. For example, it is:

●	optimized to deliver 160 ppm and higher of NO, whereas existing formulations of NO currently on the market consist of a maximum deliverable NO concentration of 80 ppm;
●	equipped with a monitoring system that continuously monitors system parameters (e.g., NO, NO2 and FiO2 concentrations) as well as patient parameters (e.g. vital signs, MetHemoglobin and OxyHemoglobin percentages);
●	capable of providing constant flow of our NO formulation, which we believe allows it to adequately cover the surface area of the lung to eliminate bacteria, viruses, fungi and other microbes;
●	programmable and able to deliver different dosage regimens for a wide range of lung infections;
●	able to generate NO from ambient air, eliminating the need for the use of high-pressure cylinders;
●	designed to be used by the patient, thus convenient and portable; and
●	administered non-invasively through a facial mask, which has the potential to address large, underserved chronic-care markets, such as CF.

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We believe that our solution has the potential for a number of additional benefits and opportunities, as follows:

●	The antimicrobial and multiple other properties of the NO molecule delivered to the lungs suggest the potential for application in a wide range of respiratory diseases. In contrast to the often arduous and slow drug discovery process for small molecules, proteins, peptides, etc., the use of NO in medicine is well-known, and therefore the identification of conditions where NO provides benefits has been, and we expect will continue to be, much simpler, quicker and less costly.
●	The FDA approved the use of an NO formulation as an inhaled drug for the treatment of pulmonary hypertension in newborns in 1999. More than 18 years of clinical experience in the delivery, monitoring and understanding of NO in the clinical environment for vascular uses has been documented.
●	NO is naturally produced by the immune system and acts as a first line of defense against infectious diseases. We believe therapeutic use of NO for viral and bacterial co-infections would potentially improve the success of antimicrobial and anti-viral treatments by mimicking the body’s natural defense mechanism and thereby directly reduce viral infectivity, as well as antibiotic drug resistant bacteria.
●	NO is used naturally by the body for vasodilation and we believe that the benefits to patients with various medical conditions will be seen via vasodilation when delivered with our system.

NitricGen License

On January 31, 2018 we announced that we have entered into a definitive agreement to acquire a global, exclusive, perpetual, transferable license to the eNOGenerator and associated critical assets including intellectual property, know-how, trade secrets and confidential information (the “License”) from NitricGen.

The AIT NO delivery system, which incorporates the eNOGenerator, has been designated as a medical device by the U.S. Food and Drug Administration. The eNOGenerator can generate NO on demand for delivery to the lungs at concentrations ranging from 1 to 400 ppm. With the License, we expect that we will be able to target all conditions requiring NO at any concentration, regardless of the need for intermittent or continuous dosing.

Under the terms of the License, we agree to pay NitricGen an aggregate of $2 million in up-front, clinical, and regulatory milestone payments, with the majority pertaining to regulatory milestones, as well as royalties on net sales of the delivery system containing the eNOGenerator at a percentage in the low-single digits. As partial consideration for the License, we have also agreed to issue to NitricGen or its designees options to purchase 100,000 shares of our Common Stock at an exercise price of $6.90.

Strategies

Our objective is to build a leading medical device company that will develop and commercialize patented and proprietary products for the treatment of respiratory infections and diseases, with an initial focus on the treatment of PPHN, bronchiolitis, severe lung infections such as NTM, chronic obstructive pulmonary disease, or COPD, and CF. If our clinical trials for our product candidates are successful, we expect to seek marketing approval from the FDA and other worldwide regulatory bodies.

Our completed clinical trials and plans for future clinical trials are as follows:

●	We licensed Phase 1 study results in healthy volunteers from University of British Columbia Hospital, or UBC. Results showed safe delivery of 160 ppm NO to the lung.

●	Bronchiolitis. We completed a double blind, randomized, placebo controlled pilot study conducted in Israel in infants with bronchiolitis. We commenced an Israeli-based clinical trial in the first quarter of 2017 that will complete in the second quarter of 2018 which will serve as another pilot study. We intend to submit an Investigational Device Exemption (“IDE”) to the FDA in 2018 and expect to commence a pivotal clinical trial in 2018 or 2019 in the United States.

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●	NTM. Three patients with CF who suffer from NTM infections (specifically, M. Abscessus) have been treated under compassionate use, comprising two patients at the Rambam healthcare campus in Israel and one patient in the United States, treated with our AIT generator based NO Delivery System, at the National Heart, Lung and Blood Institute (NHLBI). A pilot study of nine CF patients infected with NTM Abscessus in Israel were treated with our AIT NO Delivery System using cylinder gas was completed in the fourth quarter of 2017. In addition, we intend to speak with the FDA in 2018 to get agreement on a pivotal trial design. We expect that the pivotal study will use our generator based NO delivery system and treat patients infected with NTM and other severe, refractory lung infections with and without CF. Endpoints are expected to include 6-minute walk, bacterial load, forced expiratory volume in one second (FEV1), quality of life and safety. The study is anticipated to commence in 2019.

●	CF-Related Lung Infections. We completed a pilot open label, multi-center study in Israel of CF patients who are over 10 years old. Results showed a reduction in bacterial load in multiple infections.

Our Initial Disease Targets and Market Opportunity

Our initial targets are PPHN, infants suffering from bronchiolitis and patients infected by NTM Abscessus.

PPHN is a condition at birth that requires mechanical ventilation. NO is added as a vasodilator to improve oxygenation and reduce the need for ventilation in neonates with hypoxic respiratory failure. The use of NO in the hospital setting had associated net sales of $505m in 2018 according to published reports.

According to the World Health Organization, bronchiolitis is the most common acute lower respiratory infection in infants, and is the leading cause of the hospitalization of infants during the first year of life. Bronchiolitis is an acute inflammatory injury of the bronchioles that is usually caused by viruses, most commonly by RSV. While bronchiolitis may affect persons of any age, severe symptoms are usually evident only in young infants. The initial symptoms of bronchiolitis are similar to that of a common cold, but the illness sometimes leads to fast and troubled breathing due to spread of the infection to the lower respiratory system. To date, the standard treatment has been supportive care consisting of assisted feeding and hydration, minimal handling, nasal suctioning and oxygen administration. In addition, better airway cleaning, which improves the respiratory function, has been achieved using nebulized hypertonic saline. We believe that many pharmacological therapies, ranging from bronchodilators to corticosteroids, have been found to offer either no or short-term benefits.

Each year, according to the World Health Organization, 150 million new cases of bronchiolitis are reported worldwide in infants, and 2-3% of infants affected require hospitalization. In the U.S., there are greater than 150,000 annual bronchiolitis hospitalizations among children younger than five years, of which 115,000 hospitalizations are among children younger than two years old. These hospital visits resulted in total hospital charges of $1.7 billion in 2009 according to a study published in 2013. For infants, bronchiolitis accounts for 20% of annual hospitalizations and 18% of emergency department visits.

According to the American Academy of Pediatrics, in 2009, almost 3,000 children in the U.S. with bronchiolitis needed mechanical ventilation, and the average length of hospital stay for previously healthy infants was 2.5 days. The mortality in children less than one year of age was 0.25%. In 2009, the total direct cost of bronchiolitis related hospitalization was $545 million.

Clinical practice in the management of acute bronchiolitis varies widely even among medical centers in the same country, and there is much controversy, confusion and lack of evidence concerning the best treatment option. Disease management mainly consists of supportive care by means of oxygen supplementation, but also includes inhalations of hypertonic saline or steroids with or without beta agonist drugs, anti-viral therapy and chest physiotherapy.

We believe that none of the specified treatments has been proven to have a positive outcome on the course of the disease or a reduction in the length of hospitalization. In addition, some treatment strategies have been subject to debate regarding whether they work. For example, the anti-viral drug, Ribavirin, a broad-spectrum antiviral agent approved for treatment of RSV infections, is controversial due to questions regarding its high cost and uncertain treatment effect.

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NTM infection of the lungs is a chronic, as well as progressive lung condition. NTM exhibits across a variety of lung diseases such as bronchiectasis, COPD, Asthma, CF and Cancer. In certain severe NTM cases, life expectancy is under five years, for which we believe there are no successful treatments available.

There are an estimated 50,000-86,000 cases of NTM lung infections in the U.S. with an annual 8% increase. More than 70% of NTM cases are underreported, and therefore the projected number of NTM cases could be as high as 181,000 in the U.S. alone. With the rise of NTM infections, NTM is currently more prevalent than tuberculosis in the U.S. NTM mostly affects adults middle-aged to elderly, with increasing infection in patients aged 65 and over, a population that is expected to double by the year 2030.

NTM lung infections also pose a substantial financial burden on the U.S. healthcare system. In 2010, the annual cost was over $800 million, and the same study estimated the cost for 2014 to be $1.7 billion in the U.S.

Our initial indication is for the treatment of NTM Abscessus, which is a limited portion of the market discussed above.

There are no approved products in the U.S. and Europe to treat NTM infections.

For NTM patients, prolonged treatment is necessary and varies among different types of NTM species, severity of the disease and drug-susceptibility. As NTM are typically antibiotic-resistant, treatment requires a combination of two to three different drugs. Therefore, current treatment includes a mixture of IV antibiotics as well as steroids.

Our Clinical Results to Date

We have conducted several clinical trials to assess our 160 ppm NO inhalation-treatment in various indications. These trials include:

A prospective, open label, controlled, single-center Phase 1 study was conducted on ten healthy adults between 20 and 62 years of age. Subjects received our proprietary 160 ppm NO formulation for 30 minutes, five times a day, for five consecutive days by direct inhalation to the lungs via a prototype delivery system

The primary objective of the study was to determine the effect of the inhaled NO formulation treatment, to determine the effect of the treatment based on pulmonary function test results, to determine the met hemoglobin (MetHb - a form of hemoglobin that cannot bind oxygen, a bi-product of NO and hemoglobin) level associated with the inhaled NO formulation treatment and to assess adverse events associated with the treatment. Secondary objectives of the study were to assess the changes in cytokine levels. NO and NO2 concentrations (a gaseous substance that is a bi-product of NO and O2 , that can be toxic at high concentrations), inhaled fraction of inspired oxygen (FiO2), as well as. MetHb and oxygen saturation (SaO2) were continuously monitored, as elevation of MetHb or reduction in SaO2 levels may be harmful. Vital signs, lung function, blood chemistry (including nitrite/nitrates), hematology, prothrombin time, inflammatory cytokine/chemokines levels and endothelial activation (angiopoietin ratio) were also closely monitored.

All individuals tolerated the NO formulation treatment courses well. No significant adverse events occurred. The maximal amount of air one can forcefully exhale in one second, known as forced expiratory volume in one second (“FEV1”) and other lung function parameters, serum nitrites/nitrates, prothrombin, pro-inflammatory cytokine and chemokine levels did not differ between baseline and day five, while MetHb increased during the study period to a level of 0.9%, as expected. These data suggest that inhalation of 160 ppm NO for 30 minutes, five times a day, for five consecutive days is well tolerated in healthy individuals.

Rambam healthcare campus in Israel conducted a compassionate use treatment for two patients with CF who suffer from NTM Abscessus infections. The data were published in the Pediatric Infectious Disease Journal in 2017. The NO treatment regime, as well as the device for this treatment, was supplied by AIT Ltd. Patients received intermittent 30-minute treatments of 160 ppm NO, with two different regimes including hospitalization (5 times a day) and ambulatory treatment (2-3 inhalations a day).

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Treatment was well tolerated with no evidence of any serious side effects. We observed significant improvement in sputum production (up to 5-10 time more sputum), and subjective improvement in the well-being of both patients.

Significant reduction in systemic inflammation was observed in the first patient, as observed by reduction of CRP (C-reactive protein, a systemic inflammation marker that rises in response to inflammation) levels during treatment. In addition, the first patient had a 2 log (100-fold) reduction in NTM Abscessus during treatment (an effect that was lost after the treatment regime changed to ambulatory). The second patient showed a significant increase in the 6-minute walk test and the sputum culture became negative, which is consistent with eradication of the NTM Abscessus.

Further information is needed, but we believe these results suggest that the treatment of NTM Abcsessus with high dose inhaled NO is effective.

Further, one patient with CF who suffers from NTM infections (specifically, M. Abscessus) has been treated under compassionate use in the United Sates at the National Heart, Lung and Blood Institute with our generator based NO delivery system. The patient saw improvements in 6-minute walk, FEV1, most Quality of Life measures and had no SAEs. The bacteria was not eradicated. The patient requested to be treated again and this treatment was commenced in February 2018. A total of 38 treatments were administered over 8 days, 29 of them at a concentration of 240 ppm, with no SAEs related to NO reported. We are awaiting further evaluation at this time and may treat the patient again in the near future.

We have completed a Phase 2 open label, multi-center study in nine CF patients (≥10 years old). Patients received intermittent (30 minutes, three times a day) inhalation of 160 ppm NO formulation, five days a week, over a two-week period. The study was performed in two centers, Soroka Medical Center and Schneider Children’s Medical Center of Israel.

The primary endpoints of the study were to determine the MetHb percentage, adverse events associated with inhaled NO and the percentage of subjects who prematurely discontinued the study due to adverse events, or AEs, and/or SAEs, or for any other reason.

AEs were reported by five (55.5%) subjects. There were no SAEs or AEs, no treatment withdrawals due to AEs, and no deaths. AEs considered by the investigator as possibly or probably related to treatment were reported for two (22.2%) subjects. There were no AEs of MetHb elevation >5% or NO 2 elevation >5 ppm (study safety threshold of MetHb and NO 2, respectively). In total, seven cases of haemoptysis were reported in two subjects and all events were mild in severity.

There were no subjects with MetHb >5% at any point during the study and there was no cumulative effect of MetHb exposure during the study. The maximum MetHb level reported was 4.6%.

Several secondary efficacy analyses were conducted in this study, and though the study was not powered for efficacy, results show various positive effects of the treatment regime. Bacterial and fungal sputum load analysis results were highly variable, though marked reductions of MSSA, Achromabacter, P. aeruginosa, and Asperigillus were seen in several subjects. These results suggest non-specific targeting of bacteria and fungi that commonly manifest in CF patients. In subjects with systemic inflammation (CRP >5 mg/mL) at baseline, CRP levels decreased over the treatment period, showing the effect of NO in the reduction of systemic inflammation. There were no statistically significant or clinically relevant changes in FEV1 over time, and lung function indices also remained relatively constant throughout the study duration.

We completed a double blind, randomized Pilot study for infants with bronchiolitis. The study was performed at Soroka University Medical Center in Israel. Forty-three infants between the ages of two to 12 months diagnosed with bronchiolitis were randomly assigned to either the treatment group or the control group. The treatment group comprised 21 subjects who received intermittent (30 minutes, five times a day) inhalation of 160 ppm NO formulation, in addition to supportive O2 treatment for up to five days. The control group, 22 subjects, received ongoing inhalation of the supportive O2 treatment.

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Primary endpoints included determination of the MetHb levels, adverse events associated with the inhaled NO formulation and proportion of subjects who prematurely discontinued the study. Baseline clinical score, indicating disease severity at screening, was similar between treatment groups (~8).

Results were encouraging, with similar overall incidence of AEs between the treatment groups. Out of 43 patients, 39 (~90%) completed the study per protocol (“PP”), with similar percentages (90%) for both the control and the treatment groups, individually. Only one subject from the treatment group discontinued treatment due to an adverse event, namely – repeated MetHb levels above 5%. Adverse events were reported by 23 (53.5%) subjects overall, with ten (47.6%) subjects in the NO group reporting a total of 22 AEs, and 13 (59.1%) subjects in the control group reporting a total of 22 AEs. Serious adverse events were reported by four (19.0%) subjects in the NO group and four (18.2%) in the standard treatment group. There were no deaths during the study. There were no treatment-related SAEs in the NO treatment group.

In the NO group, six (28.6%) subjects had any MetHb measurement >5% during the study treatment period, and three of these subjects had more than one MetHb >5%. The maximum MetHb level was 5.6% in one subject in the NO group. There was no cumulative effect of MetHb exposure during the study. It should be noted that MetHb levels in this study were defined to <5% as a safety measure, though previous findings have shown that higher levels (6.4%) are non-toxic in children.

Secondary and exploratory analyses were performed, and results show positive impact of the treatment regime. In a subgroup of subjects that stayed at the hospital at least 24 hours (Length of Stay (“LOS”) >24 hours), a statistically significant treatment benefit of NO versus standard treatment was demonstrated. Mean results for subjects with LOS > 24 hours show that LOS was shortened by approximately 34% in the NO group compared to the standard treatment group, with a one-day difference between the groups (PP, N=24). Time to normal oxygenation ((SaO2 of 92%) was shortened by approximately 44% (27.75 hours) in the NO group compared to the standard treatment group (PP, N=24). An 80% improvement in time to clinical score (indicating improvement in disease severity) and time to normal oxygenation (92%) was observed in favor of the NO group (PP, N=24).The results of preclinical studies and early clinical studies of our product candidates may not be predictive of the results of later-stage clinical studies.

Furthermore, the FDA or other regulatory agencies may not concur with our assessment of safety and efficacy. Product candidates that have shown promising results in early-stage clinical studies may still suffer significant setbacks in subsequent advanced clinical studies. We do not know whether any Phase 2, Phase 3 or other clinical studies we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain regulatory approval to market our product candidates. While we believe the results of our Phase 2 trials in bronchiolitis and CF demonstrated improvements in various endpoints and clinical outcomes, the trials were small, and it is likely that the FDA will view them as not statistically or clinically significant because of their size and scope. We must conduct larger clinical trials with statistically significant favorable results or we will not be able to obtain regulatory approval to market our product candidates.

We have completed a single-arm, open-label Pilot trial in nine patients with MABSC, who were refractory to standard-of-care. The patients were treated with inhaled NO at a concentration of 160 ppm for 30 minutes, in addition to treatment with standard-of-care. Our inhaled NO treatment was administered intermittently five times per day over a 14-day period, followed by a seven-day period with three treatments per day. The primary endpoint of safety, as measured by NO-related SAEs, over the 21-day treatment period was met with no SAEs reported. Secondary endpoints of a 6-minute walk test, FEV1, Quality of Life and Mycobacterium abscessus load in sputum all trended positively. 6MW showed an increase of >40 meters at the end of treatment at day 21 versus baseline and an increase of >25 meters on day 81 (60 days after the cessation of therapy). The mean percentage change in FEV1 at day 21 and day 51 (30 days after the cessation of treatment) was > 3.5% with FEV1 returning to baseline at day 81 (60 days after the cessation of thera py). At day 81 (60 days after the cessation of therapy) bacterial load was 65% lower than baseline. 1 of 9 patients saw culture conversion.

We are currently completing a study in bronchiolitis. The prospective, randomized, double-blind, controlled pilot study is expected to enroll 94 patients, aged 0-12 months, who are hospitalized due to bronchiolitis. The patients will receive either standard-of-care (typically oxygen and hydration) or standard-of-care plus inhaled NO at a concentration of 160 ppm for 30 minutes 5 times per day for up to 5 days. The primary endpoint is hospital length-of-stay (LOS). Secondary endpoints are time required to achieve a clinical score of 5 or less on the modified Tal score and time required to achieve oxygen saturation (SaO2) of 92% or greater. We expect to announce data from the trial in the second quarter of 2018.

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We plan to seek regulatory approval for our current product candidates and, if approved, we expect they will be marketed as medical devices.

If we reach the commercialization stage, we expect that we will collaborate with companies outside the U.S. for all indications and inside the U.S. for PPHN, specifically. We are still determining whether to attempt to collaborate for bronchiolitis and/or NTM in the U.S.

The biotechnology, pharmaceutical and medical device industries are highly competitive. There are many pharmaceutical companies, biotechnology companies, medical device companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to our product candidates. We are aware of several companies currently developing and selling NO therapies for various indications such as pulmonary hypertension. For example, Mallinkrodt commercializes INOMAX® (nitric oxide) for inhalation, which is approved for use to treat newborns suffering from HRF-PPHN, in the U.S., Canada, Australia, Mexico and Japan. The Linde Group has marketing rights to INOMAX® in Europe. Air Liquide sells a similar product in Europe, called VasoKINOX™, together with their delivery platform called OptiKINOX™, for the treatment of pulmonary hypertension that occurs during or after heart surgery. In Europe, Bedfont Scientific Ltd. has a delivery system called NOxBOX® and Air Products PLC has a gas product called NOXAP®, each used in delivering inhaled NO formulations. Bellepheron Therapeutics is developing NO-based products for pulmonary arterial hypertension and pulmonary hypertension associated with chronic obstructive pulmonary disease. Geno LLC is developing NO-based products for the treatment of a variety of pulmonary and cardiac diseases such as acute vasoreactivity testing, pulmonary arterial hypertension and pulmonary hypertension associated with idiopathic pulmonary fibrosis. In addition, other companies may be developing generic NO formulation delivery systems for various dosages. Ceretec, Inc., a company affiliated with 12th Man Technologies Inc., recently obtained clearance from the FDA to market a NO gas product for use in membrane diffusing capacity testing in pulmonary function laboratories in the U.S. Novoteris, LLC previously received orphan drug designation from the FDA and the European Medicines Agency (“EMA”) for the use of inhaled NO-based treatments in treating CF. If the FDA approves Novoteris’ product candidate for the indication for which it received orphan drug designation, then Novoteris will be eligible for orphan drug exclusivity if its product receives approval first, which would have no effect on our product given we are a medical device. In January 2015, Ikaria entered into an agreement with Novoteris to collaborate on the development of an outpatient program for treating bacterial infections associated with CF. Recently, we have become aware that each of Ikaria and Novoteris is conducting a Phase 2 clinical trial using a 160 ppm NO formulation to treat patients with CF. Moreover, Novoteris is also conducting a Phase 2 study in NTM Abscessus in Canada.

Our competitors, either alone or through their strategic partners, might have substantially greater name recognition and financial, technical, manufacturing, marketing and human resources than we do and greater experience and infrastructure in the research and clinical development of pharmaceutical products, obtaining FDA and other regulatory approvals of those products and commercializing those products around the world.

We have contracted with a third party contract manufacturer who has completed a substantial portion of the commercial manufacturing process for our generator based NO delivery system. We will be reliant on our partner for commercial manufacture of our systems for both clinical studies and commercial supply, if regulatory approval is received.

We have patent filings that relate to our NO generator, NO2 filtration, delivery systems and devices configured for delivering NO to patients by inhalation. We also have other patent filings that pertain to methods of exposing patients to inhalation of NO, and to utilizing these methods for treating subjects in need of NO inhalation. In addition, we are in possession of trade secrets and know-how regarding the practice of these methods.

Our intellectual property portfolio consists of seven issued patents and one patent application, as well as their continuations and foreign counterparts, which we have obtained through a non-exclusive worldwide license from CareFusion, 17 issued patents that we acquired from Pulmonox and 21 patent applications developed internally, including PCT patent applications. Additionally, we acquired one issued patent and one patent application in connection with the NitricGen license.

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CareFusion Non-Exclusive License Agreement. In October 2013, we entered into a non-exclusive worldwide license agreement with CareFusion, whereby we licensed seven issued U.S. patents, and one U.S. patent application, including corresponding foreign counterparts - including patents granted in Australia, Mexico and China. Our intellectual property licensed from CareFusion, for which the earliest expiring patent term is 2019, covers devices and methods for delivering NO formulations to a patient at steady and alternating concentrations, including intermittent delivery of NO. Our CareFusion license also covers patents relating to devices and methods for delivering alternating concentrations of NO topically, nasally and to an upper respiratory tract, for which the expiring patent terms range from 2020 to 2025. The term of the agreement extends through the life of applicable patents and may be terminated by either party with 60 days’ prior written notice in the event of a breach of the agreement, and may be terminated unilaterally by CareFusion with 30 days’ prior written notice in the event that we do not meet certain milestones. Pursuant to the agreement, we are required to pay CareFusion, in addition to a one-time up-front fee of $150,000 already paid, royalty payments of 5% of the net sales of a licensed product by the Company and an annual fee of $50,000, which is creditable against the royalty payments for the respective year.

Pulmonox Patents and Assets - Option to Acquire. On August 31, 2015, we entered into an agreement with Pulmonox whereby we acquired for $25,000 the option, referred to as the Option, to purchase certain intellectual property assets, including Pulmonox’s rights in 17 issued U.S. patents, which are directed to:

●	devices and methods for delivering NO formulations to a patient at steady and alternating concentrations (80-400 ppm), including intermittent delivery of NO;

●	a device and methods for treatment of surface infections; and

●	use of NO as a mucolytic agent and for treatment and disinfection of biofilms.

On January 24, 2017, we exercised the Option and, for a purchase price of $500,000, acquired Pulmonox’s rights in the patents described above. Upon exercise of the Option, we became obligated to make certain one-time development and sales milestone payments to Pulmonox, commencing with the date on which we receive regulatory approval for the commercial sale of our first product candidate.

Of the 17 Pulmonox patents, eight U.S. patents are jointly owned by CareFusion and Pulmonox. Pursuant to an agreement with CareFusion, we currently have a non-exclusive world-wide license to five of the eight U.S. patents and their corresponding foreign counterparts jointly owned by CareFusion and Pulmonox, including patents granted in China and Canada, and pending applications in China and Europe. Following the exercise of the option, six patents directed to devices and methods for delivering NO formulations to a patient; one patent directed to systems and methods for using NO to reduce pathogens in blood; one patent directed to use of NO as a mucolytic agent; and one patent directed to methods of using NO for treatment and disinfection of biofilms will be solely owned by us. In addition, four patents directed to devices and methods for delivering NO formulations to a patient at steady and alternating concentrations (80-400 ppm), including intermittent delivery of NO; and four patents directed to a device and methods for treatment of surface infections will be jointly owned by CareFusion and us.

Patent Applications. We have filed 21 patent applications, including one in Canada, eight in the U.S., one in Israel, five in Europe, three PCT patent applications and three provisional patent applications in the U.S.

A PCT patent application is a filing under the Patent Cooperation Treaty to which the U.S. and a number of other countries are a party. It provides a unified procedure for filing a single patent application to protect inventions in those countries. A search with respect to the application is conducted by the International Searching Authority, accompanied by a written opinion regarding the patentability of the invention. A PCT application does not itself result in the grant of a patent, and the grant of patent is a prerogative of each national or regional authority where the PCT application is filed during national phase filings.

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In January 2018 we entered into a definitive agreement with NitricGen which granted us an exclusive global license to one issued patent and one pending patent application covering the NO generator and the NO2 filter.

Government Regulations

U.S. Regulation. In the U.S., the FDA regulates drug and medical device products under the Federal Food, Drug, and Cosmetic Act (“FFDCA”), and its implementing regulations. Our products have been designated devices by FDA and will be regulated by the Center for Devices and Radiological Health (CDRH). Given that currently approved NO products and delivery systems were approved in the Unites States as drug-device combinations, we expect our device to not only be reviewed by CDRH, but also have input from the Center for Drug Evaluation and research (CDER).

Among other things, we will have to demonstrate compliance with applicable QSRs, to ensure that the device is in compliance with applicable performance standards.

Orphan Drug Designation and Exclusivity. Under the Orphan Drug Act, the FDA may grant orphan drug designation to products that are intended to treat rare diseases or conditions (i.e., those affecting fewer than 200,000 patients in the U.S.). Although orphan drug designation does not convey any advantage in the regulatory review and approval process, it can provide certain tax benefits and access to grants. Additionally, FDA user fees, which can be substantial, are waived for products that obtain orphan drug designation. Further, if a product with orphan drug designation subsequently receives FDA approval for the designated disease or condition, the product is entitled to orphan product exclusivity, which (with certain limited exceptions) blocks for seven years FDA approval of another product with the same active ingredient for the same indication.

Approval or Clearance of Medical Devices. To varying degrees, each of the regulatory agencies having oversight over medical devices, including the FDA and comparable foreign regulators, has laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices. In the U.S., medical device products are subject to regulation that is intended to ensure that the device is either safe and effective or is substantially equivalent to a previously marketed device. Medical devices are classified into one of three classes based on the level of control necessary to assure the safety and effectiveness of the device. The three classes and the requirements that apply to them are: (i) Class I General Controls, with exemptions and without exemptions, (ii) Class II General Controls and Special Controls, with exemptions and without exemptions and (iii) Class III General Controls and Premarket Marketing authorization. The class to which a device is assigned determines the process that applies for gaining marketing authorization. Most Class I devices are exempt from Premarket Notification 510(k); most Class II devices require Premarket Notification clearance under section 510(k) of the Food, Drug, and Cosmetic Act; and most Class III devices require Premarket Approval.

A brief summary overview of the three classifications is set forth below.

Exempt Class I Medical Device: Prior to marketing an exempt Class I medical device, the manufacturer must register its establishment, list the generic category or classification name of the medical device being marketed and pay a registration fee.

510(k) Clearance Process: A Class II medical device normally requires FDA clearance in the U.S. pursuant to the 510(k) clearance process. The 510(k) clearance process is available to medical device developers that can demonstrate that their device is substantially equivalent to a legally marketed medical device. In this process, the developer would be required to submit data that supports the equivalence claim and wait for an order from the FDA finding substantial equivalence to another legally marketed medical device before distributing the device for commercial sale. Modifications to cleared medical devices can be made without using the 510(k) process if the changes do not significantly affect safety or effectiveness.

Premarket Approval: A more rigorous and time-consuming process applicable to Class III medical devices, known as pre-market approval (“PMA”) which would require the developer to independently demonstrate that a medical device is safe and effective. This is done by submitting data regarding design, materials, bench and animal testing and human clinical data for the medical device. The FDA will authorize commercial release of a Class III medical device if it determines there is reasonable assurance that the medical device is safe and effective. This determination is based on benefit outweighing risk for the population intended to be treated with the device. This process is much more detailed, time-consuming and expensive than the 510(k) clearance process.

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The basic design of our delivery system will be similar to those functions used in current predicate devices. However, our therapy requires the administration of a higher concentration of NO than is currently approved by the FDA. Therefore, the FDA could reject a Class II-510(k) and declare it not substantially equivalent to a legally marketed device, and set it on the regulatory path of Class III-PMA.

Continuing Regulation of Approved or Cleared Drugs and Medical Devices. Products manufactured or distributed pursuant to FDA approval or clearance are subject to continuing regulation by the FDA, including requirements for ongoing recordkeeping, annual product quality review, annual reporting, post-market surveillance requirements, post-market study commitments, drug adverse experience reporting in a timely fashion, maintenance of pharmacovigilance program to proactively monitor for adverse events and medical device reporting regulations, which require that manufacturers comply with FDA requirements to report if their device may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the device or a similar device were to recur.

Quality System Regulation. Companies engaged in the manufacture of medical devices or their components are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements. Medical devices must comply with QSR requirements. These requirements impose certain procedural and documentation requirements upon us and our third-party manufacturers related to the methods used in and the facilities and controls used for designing, manufacturing, packaging, labeling, storing, medical devices. Following these inspections, the FDA may assert noncompliance with QSR requirements on a Form 483, which is a report of observations from an inspection, or by way of “untitled letters” or “warning letters” that could cause us or any third-party manufacturers to modify certain activities. A Form 483 notice, if issued at the conclusion of an FDA inspection, can list conditions the FDA investigators believe may have violated QSR or other FDA requirements. We cannot be certain that we or our present or any future third-party manufacturers or suppliers will be able to comply with QSR or other FDA regulatory requirements to the agency’s satisfaction. Failure to comply with these obligations may lead to possible legal or regulatory enforcement action by the FDA, such as suspension of manufacturing, operating restrictions, seizure or recall of product, injunctive action, withdrawal of approval or clearance, import detention, refusal or delay in approving or clearing new products or supplemental applications, fines, civil penalties and criminal prosecution.

Advertising and Promotion. The FDA and other regulatory agencies closely regulate the post-approval marketing and promotion of medical devices, including standards and regulations for direct-to-consumer advertising, communications about unapproved uses, industry- sponsored scientific and educational activities and promotional activities involving the internet. Devices may be marketed only for the approved or cleared indications and in accordance with the provisions of the approved or cleared label.

Healthcare providers are permitted to prescribe approved devices for “off-label” uses—that is, uses not approved by the FDA and therefore not described in the product’s labeling. These off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use. Thus, we may market our products, if approved by the FDA, only for their approved indications, but under certain conditions may engage in non-promotional, balanced communication regarding off-label uses. Failure to comply with applicable FDA requirements and restrictions in this area may subject us to adverse publicity and a variety of sanctions, which could harm our business and financial condition.

Anti-Kickback, False Claims Act and Other Laws. In addition to the FDA’s ongoing post-approval regulation of devices discussed above, several other types of laws and regulations, subject to differing enforcement regimes, govern advertising and promotion. In recent years, promotional activities regarding FDA-regulated products have come under intense scrutiny and have been the subject of enforcement action brought by the Department of Justice and the Office of Inspector General of the Department of Health and Human Services, as well as state authorities and even private individuals.

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A development affecting the healthcare industry is the increased use of the federal civil False Claims Act to impose liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. In addition, many states have enacted false claim laws similar to the federal False Claims Act. If certain conditions are met, the False Claims Act allows a private individual (typically a “whistleblower”) to bring a civil action on behalf of the federal government and to share in any monetary recovery. Engaging in impermissible promotion of our products for off-label uses can subject us to false claims litigation under federal and state statutes, which can lead to civil money penalties, restitution, criminal fines and imprisonment and exclusion from participation in Medicare, Medicaid and other federal and state health care programs In recent years, the number of suits brought by private individuals against pharmaceutical and device companies for off-label promotion has increased dramatically.

The federal Anti-Kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical or device manufacturers, on the one hand, and prescribers, purchasers and formulary managers on the other. Violations are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Any sales or marketing practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny under the Anti-Kickback statute. Many states have likewise adopted state anti-kickback statutes and enforcement has been significant.

A host of other laws and regulations govern the advertising and promotion of devices. The federal Sunshine Law, which is part of the Health Care Reform Law, each enacted in March 2010, imposes federal “sunshine” provisions, requiring annual reporting of various types of payments to physicians and teaching hospitals. CMS published the first set of data about these financial relationships on its website on September 30, 2014. Inaccurate or incomplete reports may be subject to enforcement. Like the federal Sunshine Law, several states have existing laws that require manufacturers to report transfers of value to select healthcare providers licensed within the state. Additionally, other laws such as the federal Lanham Act and similar state laws allow competitors and others to initiate litigation relating to advertising claims. Additionally, the FCPA and local laws of other countries potentially implicate the sale and marketing of devices internationally. This complex patchwork of laws can change rapidly with relatively short notice.

Environmental Laws. Elements of our potential products may be classified as hazardous materials, subject to regulation by the Department of Transportation, the International Air Transportation Association, the International Maritime Organization, the Environmental Protection Agency and the Occupational Safety and Health Administration, which may impose various requirements pertaining to the way we manufacture, transport, store, handle and dispose of our products.

European Regulation. In order for our products to be marketed and sold in the EEA, we must obtain the required regulatory approvals and comply with the extensive regulations regarding safety, manufacturing processes and quality requirements of the respective countries. These regulations, including the requirements for approvals to market, and the various regulatory frameworks may differ. In addition, there may be foreign regulatory barriers other than approval or clearance.

Medicinal Product Approval. In the EEA, we expect our products to be regulated as a combination drug-delivery device product falling within the scope of Directive 2001/83/EC, commonly known as the Community Code on medicinal products. Under this Directive, we are required to obtain a marketing authorization for our products before they are placed on the market. Medicinal products must be authorized in one of two ways, either through the decentralized procedure or mutual recognition procedure by the competent authorities of the EEA Member States, or through the centralized procedure by the European Commission following a positive opinion by the EMA. The authorization process is essentially the same irrespective of which route is used, and requires us to demonstrate the quality, safety and efficacy of the NO delivered to the patient by our product. We are also required to demonstrate that the drug delivery component of our products complies with the relevant Essential Requirements contained in Annex I to the Medical Devices Directive.

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Innovative medicinal products are authorized in the EEA on the basis of a full marketing authorization application that must contain the results of pharmaceutical tests, pre-clinical tests and clinical trials conducted with the medicinal product for which marketing authorization is sought, and demonstrating the product’s quality, safety and efficacy. Once approved, an innovative medicinal product is entitled to eight years of data exclusivity. During this period, no application for approval of a generic version of the innovative product relying on data contained in the marketing authorization dossier for the innovative product may be submitted. Innovative medicinal products are also entitled to ten years of market exclusivity. During this 10-year period, no generic medicinal product can be placed on the EU market. The 10-year period of market exclusivity can be extended to a maximum of 11 years if, during the first eight years of those ten years, the holder of the marketing authorization for the innovative product obtains an authorization for one or more new therapeutic indications that are held to bring a significant clinical benefit in comparison with existing therapies.

After expiration of the data exclusivity period, an application for marketing authorization for a generic version of an approved innovative medicinal product may be submitted. Such an application does not contain data demonstrating the proposed product’s quality, safety and efficacy, but instead relies on the data in the dossier for the related innovative product, and a demonstration that the two products are the same and bioequivalent. If approved, the generic product may not be placed on the market until expiration of the 10-year marketing exclusivity period for the innovative medicinal product.

A marketing application for a product that, although similar to an approved medicinal product does not qualify as a generic, may also seek to rely to some degree on the data in the dossier for the approved product. As with a generic product, the application may not be submitted until expiration of the data exclusivity period, and the product, if approved, may not be placed on the market until expiration of the market exclusivity period. Such an application must also contain data specific to the proposed product, however. The extent to which such a “hybrid” application requires new data is determined on a case-by-case basis by the competent authorities, based on the differences between the innovative medicinal product and the medicinal product subject to the hybrid application for marketing authorization. The purpose of the pre-clinical tests and clinical trials is to generate additional data that complement the data relating to the innovative medicinal product and to demonstrate the quality, safety and efficacy of the medicinal product for which authorization is sought.

Because an NO formulation is already authorized in the EEA for treating pulmonary hypertension, we expect to be able to seek marketing authorization for our products under the “hybrid” approach described in the previous paragraph. We anticipate that the hybrid application for marketing authorization will require the successful completion of limited studies confirming the quality, safety and efficacy of the NO formulation delivered using our proprietary delivery technology.

Continuing Regulation. As in the U.S., marketing authorization holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA and/or the competent authorities of the EEA Member States. This oversight applies both before and after grant of manufacturing and marketing authorizations. It includes control of compliance with EU GMP rules and pharmacovigilance rules.

In the EEA, the advertising and promotion of our products will also be subject to EEA Member States’ laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices, as well as other EEA Member State legislation that may apply to the advertising and promotion of medicinal products. These laws require that promotional materials and advertising in relation to medicinal products comply with the product’s Summary of Product Characteristics (“SmPC”), as approved by the competent authorities. The SmPC is the document that provides information to physicians concerning the safe and effective use of the medicinal product. Promotion of a medicinal product that does not comply with the SmPC is considered to constitute off-label promotion, which is prohibited. The applicable laws at the EU level and in the individual EEA Member States also prohibit the direct-to-consumer advertising of prescription-only medicinal products. Violations of the rules governing the promotion of medicinal products in the EEA could be penalized by administrative measures, fines and imprisonment. These laws may further limit or restrict the advertising and promotion of our products to the general public and may also impose limitations on our promotional activities with health care professionals.

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Interactions between pharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct in the individual EEA Member States. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of the EEA Members states, including the UK Bribery Act 2010. Payments made to physicians in certain EEA Member States must be publicly disclosed. Moreover, agreements with physicians must often be the subject of prior notification and approval by the physician’s employer, his/her competent professional organization and/or the competent authorities of the individual EEA Member States. These requirements are provided in the national laws, industry codes or professional codes of conduct, applicable in the EEA Member States.

Pricing and Reimbursement. Each EEA Member State is free to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices and/or reimbursement levels of medicinal products for human use. An EEA Member State may approve a specific price or level of reimbursement for the medicinal product, or alternatively adopt a system of direct or indirect controls on the profitability of the company responsible for placing the medicinal product on the market, including volume-based arrangements and reference pricing mechanisms.

Health technology assessment (“HTA”) of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EEA Member States, particularly the United Kingdom, France, Germany and Sweden. The HTA process in each EEA Member State is governed by the national laws of the country. HTA is the procedure according to which an assessment is conducted of the public health impact, therapeutic impact and the economic and societal impact of use of a given medicinal product in the national healthcare systems of the individual country. HTA generally focuses on the clinical efficacy and effectiveness, safety, cost and cost-effectiveness of individual medicinal products, as well as their potential implications for the healthcare system. Those elements of medicinal products are compared with other treatment options available on the market. The outcome of HTA regarding specific medicinal products will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EEA Member States. The extents to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product vary between EEA Member States.

Data Privacy Regulation. The collection and use of personal health data in the EEA is governed by the provisions of the Data Protection Directive. This Directive imposes a number of requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The Data Protection Directive also imposes strict rules on the transfer of personal data out of the EEA to the U.S. Failure to comply with the requirements of the Data Protection Directive and the related national data protection laws of the EEA Member States may result in fines.

Orphan Designation and Exclusivity. In the European Union, the Committee for Medicinal Products for Human Use grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in the European Union Community and for which no satisfactory method of diagnosis, prevention or treatment has been authorized (or the product would be a significant benefit to those affected). Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the medicinal product.

In the European Union, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following medicinal product approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

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Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Exceptional Circumstances/Conditional Approval. Orphan medicinal product or products for unmet medical needs may be eligible for EU approval under exceptional circumstances or with conditional approval. Approval under exceptional circumstances is applicable to orphan products and is used when an applicant is unable to provide comprehensive data on the efficacy and safety under normal conditions of use because the indication for which the product is intended is encountered so rarely that the applicant cannot reasonably be expected to provide comprehensive evidence, when the present state of scientific knowledge does not allow comprehensive information to be provided, or when it is medically unethical to collect such information. Conditional marketing authorization is applicable to orphan medicinal products, medicinal products for seriously debilitating or life- threatening diseases or medicinal products to be used in emergency situations in response to recognized public threats. Conditional marketing authorization can be granted on the basis of less complete data than is normally required in order to meet unmet medical needs and in the interest of public health, provided the risk-benefit balance is positive, it is likely that the applicant will be able to provide the comprehensive clinical data, and unmet medical needs will be fulfilled.

Conditional marketing authorization is subject to certain specific obligations to be reviewed annually.

Other Regulations. We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Regulation in Israel. In order to conduct clinical testing on humans in the State of Israel, special authorization must first be obtained from the ethics committee and general manager of the institution in which the clinical studies are scheduled to be conducted, as required under the Guidelines for Clinical Trials in Human Subjects implemented pursuant to the Israeli Public Health Regulations (Clinical Trials in Human Subjects), as amended from time to time, and other applicable legislation. These regulations require authorization by the institutional ethics committee and general manager as well as from the Israeli Ministry of Health, except in certain circumstances, and in the case of genetic trials, special fertility trials and complex clinical trials, an additional authorization of the Ministry of Health’s overseeing ethics committee. The institutional ethics committee must, among other things, evaluate the anticipated benefits that are likely to be derived from the project to determine if it justifies the risks and inconvenience to be inflicted on the human subjects, and the committee must ensure that adequate protection exists for the rights and safety of the participants as well as the accuracy of the information gathered in the course of the clinical testing. Since we perform a portion of the clinical studies on certain of our therapeutic candidates in Israel, we are required to obtain authorization from the ethics committee and general manager of each institution in which we intend to conduct our clinical trials, and in most cases, from the Israeli Ministry of Health.

Corporate Information

Our principal executive offices are located at 825 East Gate Boulevard, Suite 320, Garden City, NY 11530, and our telephone number is 516-665-8200. Our website address is www.ait-pharm.com. Our website and the information contained on our website, or linked through our website, are not part of this prospectus, and you should not rely on our website or such information in making a decision to invest in our Common Stock.

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Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act enacted on April 5, 2012, referred to as the JOBS Act. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” and “say-when-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an emerging growth company until the earliest of:

●	December 31, 2021;

●	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

●	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

●	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, (we would qualify as a large accelerated filer as of the first day of the first fiscal year after we (i) have more than $700 million in aggregate market value of outstanding common equity held by our non-affiliates as of the last day of our second fiscal quarter of our prior fiscal year and (ii) have been public for at least 12 months).

We have taken advantage of reduced disclosure requirements in this prospectus by providing reduced disclosure regarding executive compensation arrangements. We may choose to take advantage of some, but not all, of these reduced disclosure obligations in future filings. If we do, the information that we provide stockholders may be different than the information you might get from other public companies in which you hold stock.

The JOBS Act also provides that an emerging growth company may utilize the extended transition period provided for complying with new or revised accounting standards. We have irrevocably elected to take advantage of this extended transition period. Because we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with the effective dates of those accounting standards.

February 2018 Offering

On February 16, 2018, we entered into a Securities Purchase Agreement, referred to as the Purchase Agreement, with the several purchasers named therein, referred to as the Purchasers.

Pursuant to the Purchase Agreement, we agreed to sell to the Purchasers (the “February 2018 Offering”) warrants to purchase 4,599,604 shares of our Common Stock at a purchase price of $0.01 per underlying warrant share. The warrants are comprised of an aggregate of (i) 2,299,802 Tranche A Warrants, referred to as the Tranche A Warrants, to purchase one share of Common Stock, referred to as the Tranche A Warrant Shares, at an exercise price of $4.25 per Tranche A Warrant Share, exercisable within three days from the issue date of the Tranche A Warrants and (ii) an equal number of Tranche B Warrants, referred to as the Tranche B Warrants and, together with the Tranche A Warrants, referred to as the February 2018 Warrants, to purchase one share of Common Stock, referred to as the Tranche B Warrant Shares and, together with the Tranche A Warrant Shares, referred to as the Warrant Shares, at an exercise price of $4.25 per Tranche B Warrant Share, exercisable within three years from the issue date of the Tranche B Warrants.

The closing of the February 2018 Offering occurred on February 16, 2018, and was subject to the satisfaction of specified customary closing conditions. Immediately following the closing, each Purchaser exercised the full amount of their Tranche A Warrants resulting in gross proceeds to us from the sale of the February 2018 Warrants to the Purchasers, together with the exercise price of the Tranche A Warrants, of approximately $9.82 million.

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Recent Events

Empery January 2017 Warrant Adjustment Claim

On March 16, 2018, Empery Asset Master, Ltd., Empery Tax Efficient, LP and Empery Tax Efficient II, LP, together referred to as Empery, and each a holder of our January 2017 Warrants, filed a complaint in the Supreme Court of the State of New York, referred to as the Empery Suit, relating to the notice of adjustment of both the exercise price of and the number of warrant shares issuable under plaintiffs’ January 2017 Warrants. We were notified of the Empery Suit on April 26, 2018. The Empery Suit alleges that, as a result of certain circumstances of the February 2018 Offering, the January 2017 Warrants issued to Empery provide for adjustments to both the exercise price of the warrants and the number of warrant shares issuable upon such exercise. Empery seeks money damages and declaratory relief under theories of breach of contract or contract reformation predicated on mutual mistake. We intend to vigorously defend against the Empery Suit and believe that it is unlikely that the ultimate resolution of the matter will have a material adverse effect on our financial condition, results of operations or near-term liquidity. However, we do expect to incur legal expenses as we pursue a vigorous defense against this claim.

While we intend to vigorously defend against the Empery Suit, no assurance can be given as to (i) the outcome of these or any other legal proceedings or (ii) the related impact of an unanticipated adverse outcome of these proceedings on our financial condition, results of operations or near-term liquidity.

Change in Fiscal Year

On May 10, 2018, the Company’s board of directors (the “Board of Directors”) approved the change in the Company’s fiscal year end from December 31 to March 31, beginning on March 31, 2018. Under the applicable rules of the Securities and Exchange Commission, the Company filed a transition report on Form 10-KT that covered the three-month transition period from January 1, 2018 to March 31, 2018 on June 15, 2018.

Change in Equity Compensation Plan

On August 1, 2018, the Board of Directors elected to increase the employee stock option pool associated with the Plan from 466,676 shares to 1,500,000 shares.

On August 13, 2018, the Board of Directors granted 927,000 nonqualified stock options to the elected officers of the Company and certain key employees, consultants, advisors and directors of the Company under the Plan. The options have an exercise price of $4.25 per share and vest according to the vesting schedule approved by the Board of Directors of the Company.

August 2018 Offering

On August 10, 2018, the Company entered into a securities purchase agreement and a registration rights agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to which the Company has the right to sell to Lincoln Park shares of the Company’s common stock having an aggregate value of up to $20,000,000 subject to certain limitations and conditions. The Company paid Lincoln Park a commitment fee of $500,000. On September 4, 2018, the Company required Lincoln Park to purchase 117,000 shares of the Common stock at $4.50 per share. All subsequent purchases of Common Stock by Lincoln Park will be required to be registered for resale under an effective S-1 registration statement at prevailing market prices subject to certain discounts. On October 3, 2018, the Company filed a registration statement with the Securities and Exchange Commission to register for resale under the Securities Act of1933, as amended (the “Securities Act”) 1,960,605 shares of our common stock that have been or may be issued to Lincoln Park under the securities purchase agreement.

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SUMMARY OF THE OFFERING

The following is a brief summary of certain terms of this offering and is not intended to be complete.

Shares of Common Stock offered by the Selling Stockholders	1,500,000 shares of Common Stock

Shares of Common Stock outstanding prior to this Offering	8,523,657 as of October 4, 2018

Common stock outstanding after this Offering	10,023,657 as of October 4, 2018, assuming the full exercise of the options held by the Selling Stockholders

Use of Proceeds

We will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders identified in this Prospectus. The Selling Shareholders will receive all net proceeds from the sale of shares of our Common Stock offered by this Prospectus.

We may receive proceeds from the exercise of any options to be granted under the Plan if and to the extent that any such options are exercised by the Selling Stockholders.

OTCQB	AITB

Risk Factors	An investment in our securities is highly speculative and involves a number of risks. You should carefully consider the information contained in the “Risk Factors” section beginning on page 29 of this Prospectus, as well as other information set forth in this Prospectus, and the information we incorporate by reference, before making your investment decision.

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RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the risk factors disclosed below as well as those contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as updated by our subsequent filings under the Exchange Act, and the other information contained in this Prospectus, before acquiring any of our common stock. These risks could have a material adverse effect on our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment.

This Prospectus also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks faced by us described or incorporated by reference in this Prospectus. See “Cautionary Note Regarding Forward-Looking Information.”

If any of these risks actually occurs, our business could be materially harmed. These risks and uncertainties are not the only ones faced by us. Additional risks and uncertainties, including those of which we are currently unaware or that are currently deemed immaterial, may also materially and adversely affect our business, financial condition, cash flows, prospects and the price of our common stock.

Risks Related to the Ownership of our Common Stock

There is a limited liquid and orderly trading market for our Common Stock, which may make it difficult for you to sell your shares of our Common Stock.

There is limited trading activity in our Common Stock and an active trading market for our shares may never develop or be sustained. As a result, investors in our Common Stock must bear the economic risk of holding those shares for an indefinite period of time.

Although our Common Stock is quoted on the OTCQB Tier of the OTC Markets, trading of our Common Stock is extremely limited and sporadic and at very low volumes. We do not now, and may not in the future, meet the initial listing standards of any national securities exchange. We presently anticipate that our Common Stock will continue to be quoted on the OTCQB Tier of the OTC Markets in the foreseeable future. In those venues, our stockholders may find it difficult to obtain accurate quotations as to the market value of their shares of our Common Stock, and may find few buyers to purchase their stock and few market makers to support its price. As a result of these and other factors, you may be unable to resell your shares of our Common Stock at or above the price for which you purchased them, or at all. Further, an inactive market may also impair our ability to raise capital by selling additional equity in the future, and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of Common Stock as consideration.

Our share price is volatile and may be influenced by numerous factors, some of which may be beyond our control.

The trading price of our Common Stock is likely to be highly volatile, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	the product candidates we seek to pursue, and our ability to obtain rights to develop, commercialize and market those product candidates;
●	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;
●	actual or anticipated adverse results or delays in our clinical trials;
●	our failure to commercialize our product candidates, if approved;
●	unanticipated serious safety concerns related to the use of any of our product candidates;
●	adverse regulatory decisions;
●	additions or departures of key scientific or management personnel;
●	changes in laws or regulations applicable to our product candidates, including without limitation clinical trial requirements for approvals;

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●	disputes or other developments relating to patents and other proprietary rights and our ability to obtain patent protection for our product candidates;
●	our dependence on third parties, including CROs as well as our potential partners that provide us with companion diagnostic products; failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;
●	actual or anticipated variations in quarterly operating results;
●	failure to meet or exceed the estimates and projections of the investment community;
●	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;
●	conditions or trends in the biotechnology and biopharmaceutical industries;
●	introduction of new products offered by us or our competitors;
●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;
●	our ability to maintain an adequate rate of growth and manage such growth;
●	issuances of debt or equity securities;
●	sales of our Common Stock by us or our stockholders in the future, or the perception that such sales could occur;
●	trading volume of our Common Stock; ineffectiveness of our internal control over financial reporting or disclosure controls and procedures;
●	general political and economic conditions;
●	effects of natural or man- made catastrophic events; and
●	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the stocks of small-cap biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our Common Stock.

Our Common Stock may be a “penny stock.”

Generally, a “penny stock” is an equity security that is not listed on a national securities exchange and has a market price of less than $5.00 per share, subject to specific exceptions. Our Common Stock presently has, and since our inception has had, no trading activity to support a market price, but many historical sales of our Common Stock have been at a price per share less than $5.00. As a result, our Common Stock may be considered to be a penny stock. Regulations imposed by the SEC and other regulatory authorities requiring, among other things, that broker-dealers effecting transactions in a penny stock make certain disclosures to and obtain a written suitability statement from potential purchasers, could restrict the ability of broker-dealers to sell our Common Stock if it were to be considered a penny stock, which could affect the ability of our stockholders to sell their shares of our stock. In addition, if our Common Stock continues to be quoted on the OTCQB tier of the OTC Markets, then our stockholders may find it difficult to obtain accurate quotations for our Common Stock, and may find few buyers to purchase our Common Stock and few market makers to support its price.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to rules applicable to “penny stock,” the Financial Industry Regulatory Authority, or FINRA, has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. These FINRA requirements make it more difficult for broker-dealers to recommend that at least some of their customers buy our Common Stock, which may limit the ability of our stockholders to buy and sell our Common Stock and could have an adverse effect on the market for and price of our shares.

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

Any trading market for our Common Stock that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We may be exposed to additional risks as a result of “going public” by means of a reverse merger transaction.

We may be exposed to additional risks because the business of AIT Ltd. has become a public company through a “reverse merger” transaction. There has been increased focus by government agencies on transactions such as the Merger in recent years, and we may be subject to increased scrutiny by the SEC and other government agencies and holders of our securities as a result of the completion of that transaction. Further, since we existed as a “shell company” under applicable rules of the SEC prior to the closing of the Merger on January 13, 2017, we are subject to certain restrictions and limitations for certain specified periods of time relating to potential future issuances of our securities and compliance with applicable SEC rules and regulations. Additionally, our “going public” by means of a reverse merger transaction may make it more difficult for us to obtain coverage from securities analysts of major brokerage firms following the Merger because there may be little incentive to those brokerage firms to recommend the purchase of our Common Stock. The occurrence of any such event could cause our business or stock price to suffer.

We incur increased costs associated with, and our management currently do and in the future will need to devote substantial time and effort to, compliance with public company reporting and other requirements.

As a public company, and particularly if and after we cease to be an “emerging growth company” or a “smaller reporting company,” we incur significant legal, accounting and other expenses that AIT Ltd. did not incur as a private company. In addition, the rules and regulations of the SEC and national securities exchanges impose numerous requirements on public companies, including requirements relating to our corporate governance practices, with which we now need to comply. Since becoming subject to the Exchange Act, we have been required to, among other things, file annual, quarterly and current reports with respect to our business and operating results. Our management and other personnel currently do and in the future will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations, and our efforts and initiatives to comply with those requirements could be expensive.

AIT Ltd. was not subject to requirements to establish, and did not establish, internal control over financial reporting and disclosure controls and procedures prior to the Merger. Our management team and Board of Directors currently do and in the future will need to devote significant efforts to maintaining adequate and effective disclosure controls and procedures and internal control over financial reporting in order to comply with applicable regulations, which may include hiring additional legal, financial reporting and other finance staff. Additionally, any of our efforts to improve our internal controls and design, implement and maintain an adequate system of disclosure controls may not be successful and will require that we expend significant cash and other resources.

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We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an emerging growth company as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies, including, among other things:

●	exemption from the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002;
●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;
●	exemption from the requirements of holding non-binding stockholder votes on executive compensation arrangements; and
●	exemption from any rules requiring mandatory audit firm rotation and auditor discussion and analysis and, unless the SEC otherwise determines, any future audit rules that may be adopted by the Public Company Accounting Oversight Board.

We will be an emerging growth company until the earliest of (i) December 31, 2021, (ii) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt and (iv) the date on which we are deemed to be a large accelerated filer under the federal securities laws. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we (i) have more than $700 million in aggregate market value of outstanding common equity held by our non-affiliates as of the last day of our second fiscal quarter, (ii) have been public for at least 12 months and (iii) have filed at least one annual report pursuant to the Exchange Act.

We cannot predict if investors will find our Common Stock less attractive if we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Shares of our Common Stock that have not been registered under federal securities laws are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a former “shell company.”

Prior to the closing of the Merger, we were deemed a “shell company” under applicable SEC rules and regulations, because we had no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets. Pursuant to Rule 144 (“Rule 144”), promulgated under the Securities Act, sales of the securities of a former shell company, such as us, under that rule are not permitted until at least 12 months have elapsed from the date on which the Current Report on Form 8-K, filed by us on January 20, 2017, reflecting our status as a non-shell company, was filed with the SEC. As a result, most of our stockholders will be forced to hold their shares of our Common Stock for at least that 12-month period before they are eligible to sell those shares, and even after that 12-month period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144. Further, it will be more difficult for us to raise funding to support our operations through the sale of debt or equity securities unless we agree to register such securities under the Securities Act, which could cause us to expend additional time and cash resources. Additionally, our previous status as a shell company could also limit our use of our securities to pay for any acquisitions we may seek to pursue in the future (although none are currently planned). The lack of liquidity of our securities as a result of the inability to sell under Rule 144 for a longer period of time could cause the market price of our securities to decline.

If we issue additional shares of our capital stock in the future, our existing stockholders will be diluted.

Our Amended and Restated Certificate of Incorporation authorize the issuance of up to 100,000,000 shares of our Common Stock and up to 10,000,000 shares of preferred stock with the rights, preferences and privileges that our Board of Directors may determine from time to time. In addition to capital raising activities, which we expect to pursue in order to raise the funding we will need in order to continue our operations, other possible business and financial uses for our authorized capital stock include, without limitation, future stock splits, acquiring other companies, businesses or products in exchange for shares of our capital stock, issuing shares of our capital stock to partners or other collaborators in connection with strategic alliances, attracting and retaining employees by the issuance of additional securities under our equity compensation plans, or other transactions and corporate purposes that our Board of Directors deems are in the best interest of our company. Additionally, shares of our capital stock could be used for anti-takeover purposes or to delay or prevent changes in control or our management. Any future issuances of shares of our capital stock may not be made on favorable terms or at all, they may not enhance stockholder value, they may have rights, preferences and privileges that are superior to those of our Common Stock, and they may have an adverse effect on our business or the trading price of our Common Stock. The issuance of any additional shares of our Common Stock will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our Common Stock. Additionally, any such issuance will reduce the proportionate ownership and voting power of all of our current stockholders.

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Future sales and issuances of our Common Stock or rights to purchase Common Stock, including pursuant to our equity incentive plans or otherwise, could result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell Common Stock, convertible securities or other equity securities in more than one transaction, investors in a prior transaction may be materially diluted by subsequent sales. Additionally, any such sales may result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our Common Stock.

Anti-takeover provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of Delaware law, might discourage, delay or prevent a change in control of our company or changes in our Board of Directors or management and, therefore, depress the trading price of our Common Stock.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that may depress the market price of our Common Stock by acting to discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our Common Stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove members of our Board of Directors or our management. Our corporate governance documents include provisions:

●	providing that directors may be removed by stockholders with or without cause;
●	limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;
●	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board of Directors;
●	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our Common Stock; and
●	limiting the liability of, and providing indemnification to, our directors and officers.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock from engaging in certain business combinations with us. Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

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The elimination of personal liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our Amended and Restated Certificate of Incorporation and our Bylaws eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our Amended and Restated Certificate of Incorporation and our Bylaws and individual indemnification agreements we have entered with each of our directors and executive officers provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by the Delaware law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

We do not intend to pay cash dividends on our capital stock in the foreseeable future.

Other than the cash dividend paid in connection with the Merger, we have never declared or paid any dividends on our Common Stock and do not anticipate paying any dividends in the foreseeable future. Any future payment of cash dividends in the future would depend on our financial condition, contractual restrictions, solvency tests imposed by applicable corporate laws, results of operations, anticipated cash requirements and other factors and will be at the discretion of the our Board of Directors. Our stockholders should not expect that we will ever pay cash or other dividends on our outstanding capital stock.

Additional Risks Related to our Business, Industry and an Investment in our Common Stock

For a discussion of additional risks associated with our business, our industry and an investment in our Common Stock, see the section entitled “Risk Factors” in our most recent annual report on Form 10-KT for our fiscal year ended March 31, 2018 filed with the SEC on June 15, 2018, and any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Prospectus.

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USE OF PROCEEDS

The shares which may be sold under this reoffer prospectus will be sold for the respective accounts of each of the Selling Stockholders listed herein (which includes our officers and directors). Accordingly, we will not realize any proceeds from the sale of the shares of our Common Stock. We will receive proceeds from the exercise of the options; however, no assurance can be given as to when or if any or all of the options will be exercised. If any options are exercised, the proceeds derived therefrom will be used for working capital and general corporate purposes. All expenses of the registration of the shares will be paid by us. See “Selling Stockholders” and “Plan of Distribution.”

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SELLING STOCKHOLDERS

We are registering for resale the Shares covered by this prospectus to permit the Selling Stockholders identified below and their pledgees, donees, transferees and other successors-in-interest that receive their securities from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the Shares when and as they deem appropriate. The Selling Stockholders may acquire these Shares from us pursuant to the Plan. The Shares may not be sold or otherwise transferred by the Selling Stockholders unless and until the applicable awards vest and are exercised, as applicable, in accordance with the terms and conditions of the Plan.

The following table sets forth:

●	the name of each Selling Stockholder;

●	the number and percentage of shares of our common stock that each Selling Stockholder beneficially owned as of August 9, 2018 prior to the offering for resale of the Shares under this prospectus;

●	the number of shares of our common stock that may be offered for resale for the account of each Selling Stockholder under this prospectus; and

●	the number and percentage of shares of our Common Stock to be beneficially owned by each Selling Stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by such Selling Stockholder).

Information with respect to beneficial ownership is based upon information obtained from the Selling Stockholders. Because the Selling Stockholders may offer all or part of the shares of common stock, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering.

The number of shares in the column “Number of Shares Being Offered Hereby” represents all of the shares of our Common Stock that each Selling Stockholder may offer under this prospectus. We do not know how long the Selling Stockholders will hold the shares before selling them or how many shares they will sell. The shares of our Common Stock offered by this prospectus may be offered from time to time by the Selling Stockholders listed below. We cannot assure you that any of the Selling Stockholders will offer for sale or sell any or all of the shares of Common Stock offered by them by this prospectus.

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Name of Selling Stockholder	Number of Shares to be Beneficially Owned Upon Completion of the Offering (1)		Percentage of Shares to be Beneficially Owned Upon Completion of the Offering	Number of Shares Being Offered Hereby		Number of Shares Beneficially Owned Prior to the Offering (2)		Percentage of Shares Beneficially Owned Prior to the Offering

Steve Lisi	1,123,511		11.33%	400,000		723,511	(3)	8.49%
Amir Avniel (4)	848,291		8.55%	350,000	(5)	498,291	(6)	5.85%
Adam T. Newman	296,840	(7)	2.99%	250,000		46,840		0.55%
Ali Ardikani	106,611		1.07%	82,779		23,832		*
David Grossman (8)	74,158	(9)	*	64,476		9,682		*
Ehud Zadokya	40,255		*	9,158		31,097		*
Giora Davidai (10)	29,684	(12)	*	25,000		4,684		*
Yoori Lee (11)	29,684		*	25,000		4,684		*
Erick Lucera (13)	27,342	(14)	*	25,000		2,342		*
Asher Tal	25,767	(15)	*	21,085		4,682		*
Rhona Shankar	20,000	(16)	*	16,000		4,000		*
Hai Aviv (17)	16,667		*	16,667		-		-
Rinat Kalaora	13,548	(18)	*	13,548		-		-
Marko Mizrahi	13,510	(19)	*	6,500		7,010		*
Yoram Raved	12,456		*	12,456		-		-
Andrew Colin	12,340	(20)	*	12,340		-		-
Mark Rimkus	12,000	(21)	*	12,000		-		-
Shay Shemesh	11,210		*	11,210		-		-
Abdi Ghaffari	10,000		*	10,000		-		-
Georgina Guardon	6,000	(22)	*	6,000		-		-
Ronit Hadass	5,000	(23)	*	5,000		-		-
Gidi Paret	3,655		*	3,655		-		-
Hannah Blue	3,511		*	3,511		-		-
Dor Sobol	3,000	(24)	*	3,000		-		-
Shay Yarkoni	3,000	(25)	*	3,000		-		-
Hugh O’Brodovich	2,340		*	2,340		-		-
Maayan Huber	2,000	(26)	*	2,000		-		-
Igor Kulangiev	2,000	(27)	*	2,000		-		-
Richard Malley	1,246		*	1,246		-		-

Total:	2,755,626			1,394,971		1,360,655

* less than one percent of common stock outstanding

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and also any shares which the Selling Stockholder has the right to acquire within 60 days. Applicable percentage ownership is based on 9,918,628shares of common stock outstanding as of October 4, 2018,
(2)	Assumes that all shares of common stock to be offered, as set forth above, are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the Selling Stockholders prior to the termination of this offering. Because the Selling Stockholders may sell all, some or none of their shares of common stock or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares of common stock that will be sold pursuant to this offering or the number or percentage of shares of common stock that each Selling Stockholder will own upon completion of this offering.
(3)	Includes 200,446 shares of common stock issuable upon exercise of Warrants. Mr. Lisi is our Chairman and Chief Executive Officer.

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(4)	Mr. Avniel serves as our President, Chief Operating Officer and a Director.
(5)	Includes 41,667 shares issuable upon exercise of options.
(6)	Includes 87,343 shares of common stock issuable upon exercise of the January 2017 Warrants and the February 2018 Warrants, as well as options held by Mr. Avniel. and includes 32,666 shares of common stock held by Dandelion Investments Ltd., over which Mr. Avniel has sole voting and dispositive power.
(7)	Includes 146,840 shares of common stock issuable upon exercise of the February 2018 Warrants and options, as well as options held by Mr. Newman.
(8)	Mr. Grossman formerly served as our Secretary and as a Director.
(9)	Includes 40,166 shares of common stock issuable upon exercise of the January 2017 Warrants and the February 2018 Warrants, as well as options held by Mr. Grossman.
(10)	Includes 27,342 shares of common stock issuable upon exercise of the February 2018 Warrants, as well as options held by Mr. Davidai.
(11)	Mr. Lee serves as a Director.
(12)	Includes 27,342 shares of common stock issuable upon exercise of the February 2018 Warrants, as well as options held by Mr. Lee.
(13)	Mr. Lucera serves as a Director.
(14)	Includes 26,121 shares of common stock issuable upon exercise of February 2018 Warrants, as well as options held by Mr. Lucera.
(15)	Includes 23,426 shares of common stock issuable upon exercise of the February 2018 Warrants, as well as options held by Mr. Tal.
(16)	Includes 18,000 shares of common stock issuable upon exercise of the February 2018 Warrants, as well as options held by Mr. Shankar.
(17)	Mr. Aviv resigned as our Chief Financial Officer effective as of May 15, 2018.
(18)	Includes 9,215 shares of common stock issuable upon exercise.
(19)	Includes 11,343 shares of Common Stock issuable upon exercise of the February 2018 Warrants, as well as options held by Mr.Mizrahi.
(20)	Includes 12,340 shares of common stock issuable upon exercise.
(21)	Includes 12,000 shares of common stock issuable upon exercise.
(22)	Includes 4,000 shares of common stock issuable upon exercise.
(23)	Includes 3,333 shares of common stock issuable upon exercise.
(24)	Includes 2,000 shares of common stock issuable upon exercise.
(25)	Includes 2,000 shares of common stock issuable upon exercise.
(26)	Includes 1,333 shares of common stock issuable upon exercise.
(27)	Includes 1,333 shares of common stock issuable upon exercise.

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PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell all or a portion of the shares of Common Stock on any market where our Common Stock may be listed or quoted (currently the OTCQB), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of Common Stock being offered for resale by this Prospectus may be sold by the Selling Stockholders by one or more of the following methods:

●	block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	privately negotiated transactions;

●	market sales (both long and short to the extent permitted under the federal securities laws);

●	at the market to or through market makers or into an existing market for the shares;

●	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

●	a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the Selling Stockholders of its options or shares of Common Stock to any pledgee, donee or other transferee, we will amend this Prospectus and the Registration Statement of which this Prospectus forms a part by the filing of a prospectus supplement or a post-effective amendment in order to have the pledgee, donee or other transferee in place of the Selling Stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of Common Stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell the shares of Common Stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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From time to time, any of the Selling Stockholders may pledge shares of Common Stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of Common Stock from time to time. Upon a sale of the shares of Common Stock, the Selling Stockholders intend to comply with the Prospectus delivery requirements under the Securities Act by delivering a Prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the Selling Stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post-effective amendment to this Registration Statement will be filed disclosing the name of any broker-dealers, the number of shares of Common Stock involved, the price at which the Common Stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and other facts material to the transaction. We and the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M.

All of the foregoing may affect the marketability of the Common Stock.

Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of Common Stock will be borne by the Selling Stockholders, the purchasers participating in such transaction, or both.

Any shares of Common Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this Prospectus.

LEGAL MATTERS

The validity of the issuance of the Common Stock described in this Prospectus will be passed upon for us by Sichenzia Ross Ference LLP at 1185 Avenue of the Americas, 37th Floor, New York, NY 10036.

EXPERTS

The audited consolidated financial statements of AIT Therapeutics, Inc. contained in this prospectus have been included in reliance upon the report of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(a)	The Company’s Annual Report on Form 10-KT for the year ended March 31, 2018, filed on June 15, 2018;
(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on August 14, 2018;
(c)	The Company’s Current Reports on Form 8-K, filed on April 20, 2018, May 7, 2018, May 10, 2018, June 19, 2018, August 13, 2018 and August 17, 2018; and
(c)	The description of our common stock contained in our Form 8-A, filed on March 14, 2017.

We also incorporate by reference into this prospectus additional documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits on such form that are related to such items) that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

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This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus, or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

You may request, and we will provide you with, a copy of these filings, at no cost, by contacting us at:

AIT Therapeutics, Inc.

825 East Gate Boulevard, Suite 320, Garden City, NY 11530

Attention: Adam Newman

Telephone: (516) 665-8200

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission under the Securities Act a Registration Statement on Form S-8, of which this Prospectus forms a part, with respect to the shares being offered in this offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The omitted information may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet at http://www.sec.gov/ that contains reports, proxy statements and other information that we file electronically with the SEC.

Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each statement made in this Prospectus relating to such documents being qualified in all respect by such reference. For further information with respect to us and the securities being offered hereby, reference is hereby made to the Registration Statement, including the exhibits thereto.

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REOFFER PROSPECTUS

AIT Therapeutics, Inc.

1,500,000 shares

of

Common Stock

October 4, 2018

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(a)	The Company’s Annual Report on Form 10-KT for the year ended March 31, 2018, filed on June 15, 2018;
(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on August 14, 2018;
(c)	The Company’s Current Reports on Form 8-K, filed on April 20, 2018, May 7, 2018, May 10, 2018, June 19, 2018, August 13, 2018 and August 17, 2018; and
(d)	The description of our common stock contained in our Form 8-A, filed on March 14, 2017.

We also incorporate by reference into this prospectus additional documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits on such form that are related to such items) that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus, or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

You may request, and we will provide you with, a copy of these filings, at no cost, by contacting us at:

AIT Therapeutics, Inc.

825 East Gate Boulevard, Suite 320
Garden City, NY 11530

Attention: Adam Newman

Telephone: (516) 665-8200

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Incorporated in the State of Delaware, the Company is subject to the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors, officers and agents (and any other persons to which applicable law permits the Company to provide indemnification) whether serving us or at our request, any other entity, to the full extent required or permitted by the DGCL, including the advancement of expenses under the procedures and to the full extent permitted by law.

Our Amended and Restated By-laws (“Bylaws”) provide that, we shall indemnify our directors and executive officers (“executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and executive officers; and, provided, further, that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law or (iv) such indemnification is required to be made under section 44(d) of the Bylaws.

We have power to indemnify our other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

Item 7. Exemption From Registration Claimed.

The grant of shares of our common stock will be issued as enticement or incentive awards. These grants will be exempt from registration pursuant to Section 4(2) of the Act.

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Item 8. Exhibits.

Exhibit No.	Description

4.1	AIT Therapeutics, Inc. Amended and Restated 2013 Equity Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on August 17, 2018)

5.1*	Opinion of Sichenzia Ross Ference LLP

23.1*	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global.

23.2*	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Form S-8).

* Filed herewith

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Garden City, New York, on the 4th day of October, 2018.

AIT THERAPEUTICS, INC.

By:	/s/ Steven Lisi
Steven Lisi
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Lisi and Amir Avniel and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven A. Lisi	Chairman and Chief Executive Officer	October 4, 2018
Steven A. Lisi	(Principal Executive Officer)

/s/ Stephen J. DiPalma	Chief Financial Officer	October 4, 2018
Stephen J. DiPalma	(Principal Financial Officer)

/s/ Amir Avniel	President, Chief Operating Officer and Director	October 4, 2018
Amir Avniel

/s/ Ron Bentsur	Director	October 4, 2018
Ron Bentsur

/s/ William P. Forbes	Director	October 4, 2018
William P. Forbes
/s/ Yoori Lee	Director	October 4, 2018
Yoori Lee
/s/ Ari Raved	Director	October 4, 2018
Ari Raved
/s/ Erick Lucera	Director	October 4, 2018
Erick Lucera

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